Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 06-05
XTO ENERGY ANNOUNCES DIVIDEND
OF HUGOTON ROYALTY TRUST UNITS TO SHAREHOLDERS

    FORT WORTH, TX (January 27, 2006) –  XTO Energy Inc. (NYSE-XTO) announced at its Annual Analyst Meeting today that its Board of Directors has declared a dividend of .0596 units of Hugoton Royalty Trust (NYSE-HGT) for each issued and outstanding share of XTO Energy’s common stock. The dividend represents the distribution of all HGT units owned by XTO Energy. Additionally, the Company will consider divesting its underlying property interests in both HGT and Cross Timbers Royalty Trust (NYSE-CRT) to a qualified buyer in a tax-efficient transaction if sufficient consideration is achieved. The Company expects to redeploy the proceeds in acquiring additional oil and gas assets.

    “As always, we continue our quest to create value for the shareholders of XTO. With this dividend announcement today, we are directly realizing some of that value for the owners,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Since our team formed HGT in 1999, the trust has increased in value by more than 420%, including its monthly cash distributions. Current market value for HGT is about $1.5 billion. This distribution of 21.7 million units represents a dividend currently valued at about $830 million, or $2.28 per outstanding share of XTO stock. We are proud that our owners will receive a substantial tax-efficient dividend with the benefit of ongoing monthly income from valuable underlying properties.”

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XTO Energy Announces Dividend of Hugoton Royalty Trust Units to Shareholders

    The record date of the dividend is April 26, 2006 with an ex-dividend date of April 24, 2006. XTO’s transfer agent will mail the HGT dividend on May 12, 2006. The dividend ratio of HGT units to XTO common stock is subject to adjustment based on the outstanding XTO share count on the record date. Cash will be paid in lieu of fractional units based on the proceeds received by XTO Energy from the sale of fractional units through a third party.

    Chairman & CEO Bob R. Simpson will be discussing this dividend announcement live via webcast at 8:30 AM Eastern today at www.xtoenergy.com.

    XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contacts:	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800	Gary D. Simpson Senior Vice President Investor Relations & Finance XTO Energy Inc. 817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release concerning use of proceeds, future values for shareholders, market values for HGT and monthly income from underlying properties are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.